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                                            Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-105740

                           PROSPECTUS SUPPLEMENT NO. 5

 (to Prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003, Prospectus Supplement No. 2 dated June 27, 2003, Prospectus Supplement No.
 3 dated September 4, 2003 and Prospectus Supplement No. 4 dated April 6, 2004)

                                2,887,425 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK

This Prospectus Supplement No. 5 supplements our prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003, Prospectus Supplement No. 2 dated June 27, 2003, Prospectus Supplement No. 3 dated September 4, 2003 and Prospectus Supplement No. 4 dated April 6, 2004. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 5 in conjunction with the prospectus and the prior prospectus supplements listed above.

AMENDMENTS TO SELLING STOCKHOLDER TABLE

         1. The information relating Vandoon Partners and certain footnotes contained in the first table of selling stockholders listed in the prospectus is hereby amended as follows:

                          COMMON
                          STOCK                                      TOTAL        MAXIMUM
                        UNDERLYING   COMMON STOCK                 COMMON STOCK   NUMBER OF       SHARES OF COMMON
                         SERIES E     UNDERLYING                  BENEFICIALLY     SHARES        STOCK BENEFICIALLY
                        PREFERRED    COMMON STOCK  OUTSTANDING    OWNED BEFORE     OFFERED            OWNED
SELLING STOCKHOLDER       STOCK        WARRANT     COMMON STOCK      OFFERING      HEREBY         AFTER OFFERING
-------------------       -----        -------     ------------      --------      ------         --------------

                           (1)          (2)            (27)            (3)            (4)
         NAME             NUMBER       NUMBER         NUMBER         NUMBER          NUMBER       NUMBER      %
         ----             ------       ------         ------         ------          ------       ------    -----

Vandoon Partners            --         30,000         65,856         95,856          95,856 (26)     --       *

(1) Represents shares of common stock issuable upon conversion of an aggregate of 233,250 shares of Series E Preferred Stock assuming a conversion price of $2.00 per share and assuming the shares are held to the December 31, 2006 end of their term. The holders of our outstanding shares of Series E Preferred Stock may convert these shares into shares of our common stock at a conversion price equal to the lower of $3.25 or 90% of volume-weighted average price of our common stock for the five trading days prior to conversion. The conversion rate cannot however be lower than $3.25 before September 30, 2003, or lower than $2.00 after such date. The conversion value of the Series E Preferred Stock is the original purchase price, increased by $.60 per year from February 28, 2003. The actual number of shares of common stock issuable upon conversion of the Series E Preferred Stock may be less than set forth in the chart depending on when conversion occurs.


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(26) Michael Donovan and Andrew Muldoon are partners of the selling stockholder and are believed by us to have shared voting and investment power with respect to the securities held. The selling stockholder voluntarily converted 20,000 shares of Series E Preferred Stock into 65,856 common shares on April 29, 2004.

             The date of this prospectus supplement is May 10, 2004.